As filed with the Securities and Exchange Commission on October 19, 2021

Registration No. 333-251076

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-3 Registration Statement No. Registration No. 333-251076

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAPSTEAD MORTGAGE CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	75-2027937
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8401 North Central Expressway Suite 800 Dallas, Texas 75225-4410 (214) 874-2323	Lance J. Phillips 8401 North Central Expressway Suite 800 Dallas, Texas 75225-4410 (214) 874-2323

(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael McTiernan

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004

Tel (202) 637-5600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Capstead Mortgage Corporation, a Maryland corporation (the “Company”), is filing this post-effective amendment to the Registration Statement on Form S-3 (File No. 333-251076), filed with the U.S. Securities and Exchange Commission on December 2, 2020, and amended on December 11, 2020 (as amended, the “Registration Statement”), to withdraw and deregister any and all securities that had been registered for sale and issuance under the Registration Statement and that remain unsold thereunder. The Registration Statement registered for sale and issuance shares of common stock, shares of preferred stock, debt securities and warrants, of the Company (collectively, the “Securities”).

On July 25, 2021, the Company, Franklin BSP Realty Trust, Inc. (“FBRT”) (f/k/a Benefit Street Partners Realty Trust, Inc.), Rodeo Sub I, LLC (“Merger Sub”), and, solely for the purposes set forth therein, Benefit Street Partners L.L.C., FBRT’s external manager (“BSP”), entered into an Agreement and Plan of Merger (as amended by the parties on September 22, 2021), pursuant to which, subject to the terms and conditions therein, the Company merged with and into Merger Sub, with Merger Sub continuing as the surviving company (such transaction, the “Merger”). As a result of the Merger, the surviving company became a wholly-owned subsidiary of FBRT.

As a result of the consummation of the Merger, the Company has terminated all offerings and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities that had been registered for sale and issuance but remain unsold at the termination of the offerings, the Company hereby removes and withdraws from registration any and all Securities registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to its registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 19th day of October, 2021.

CAPSTEAD MORTGAGE CORPORATION

By:	/s/ Lance J. Phillips
Lance J. Phillips
Senior Vice President and Chief Financial Officer

 Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.